EXHIBIT 99(d)(xi)

Addendum to Management Agreement

between Lord Abbett Securities Trust and

Lord, Abbett & Co. LLC

Dated November 30, 2016

Effective November 30, 2016, Lord, Abbett & Co. LLC and Lord Abbett Securities Trust on behalf of its series, Lord Abbett Global Core Equity Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the Management Agreement dated May 19, 1993 (the “Agreement”) shall be as follows:

0.70% of the first $1 billion of average daily net assets;

0.65% of the next $1 billion of average daily net assets; and

0.60% of average daily net assets over $2 billion.

For purposes of Section 15 (a) of the Investment Company Act of 1940, as amended, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.

Lord Abbett Securities Trust

By:	/s/ Brooke A. Fapohunda
Brooke A. Fapohunda
Vice President and Assistant Secretary

Lord, Abbett & Co. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel

Dated: November 30, 2016